Exhibit (a)(1)(E)

Smart Balance, Inc.
Offer to Exchange Certain Stock Options for Replacement Options

ELECTION FORM

February 18, 2011

Dear Employee:

Attached to this election form on Schedule A is a list of your current outstanding eligible stock option grants that may be surrendered for exchange in the Offer to Exchange Certain Stock Options for Replacement Options (the “Exchange Offer”) pursuant to the Offer to Exchange document. Please read this election form carefully.

If you would like to elect to participate in the Exchange Offer and surrender all of your outstanding eligible stock options as listed on Schedule A for exchange, place a check mark in the “Exchange All My Eligible Stock Options Listed on Schedule A” box below.  To elect not to participate in the Exchange Offer, you do not have to do anything.  Any election form submitted without the box “Exchange All My Eligible Stock Options Listed on Schedule A” marked will be rejected.  For this election form to be valid it must be signed and dated and the entire election form, including Schedule A, must be sent by mail or courier to Patti Rooney at the following address:

Patti Rooney
Manager, Corporate Support & Human Resources
Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652
201-421-3933

Hand delivery and interoffice mail are also permitted.  However, you are responsible for making sure that the election form is received by Patti Rooney before the expiration of the Exchange Offer.

FOR AN ELECTION TO BE EFFECTIVE, THIS ELECTION FORM MUST BE COMPLETED, SIGNED, AND RECEIVED BY PATTI ROONEY BEFORE THE EXPIRATION DEADLINE OF 5:30 P.M., EASTERN TIME, ON WEDNESDAY, MARCH 23, 2011 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

You may elect to surrender all your outstanding eligible stock option grants as listed on Schedule A or none of your outstanding eligible stock option grants as listed on Schedule A.  You may not elect to exchange only a portion of your eligible stock options. If you do not return this election form, your outstanding eligible stock option grants will not be exchanged and such stock options will remain unaffected.

☐ Exchange All My Eligible Stock Options Listed on Schedule A

You may withdraw your election at any time before expiration of the Exchange Offer by completing a withdrawal form and sending it to Patti Rooney so that she receives such withdrawal form before the expiration deadline.

This election will have no effect on your outstanding stock options, if any, that are not eligible for participation in the Exchange Offer.

Agreement to Terms of Election

By electing to surrender all of my eligible stock options for exchange, I understand and agree to all of the following:

1.           I surrender to Smart Balance for exchange all of my eligible stock options specified in the table on Schedule A and understand that, upon acceptance by Smart Balance (which will occur when the Exchange Offer expires if I validly surrender my eligible stock options for exchange), this election form will constitute a binding agreement between Smart Balance and me with respect to all of my eligible stock options, unless Patti Rooney receives a valid withdrawal form with respect to all of my eligible stock options before the Exchange Offer expires.

2.           I understand that if I validly surrender my eligible stock options for exchange, and my eligible stock options are accepted and cancelled (which will occur when the Exchange Offer expires if I validly surrender my eligible stock options for exchange), I will lose my rights to purchase any shares under all of my eligible stock options and I will receive in exchange a fewer number of replacement options with a lower exercise price.

3.           I understand that any replacement options issued to me in the Exchange Offer will have a new four-year vesting schedule, such that 25% of such replacement options will vest each year on the anniversary of the grant date of the replacement options (i.e., the date the Exchange Offer expires) so long as I remain employed on such vesting date.

4.           I understand that the exercise price for the replacement options will be equal to the closing price of Smart Balance common stock on the date the replacement options are granted (i.e., the date the Exchange Offer expires) as reported on the NASDAQ Global Select Market.

5.           I understand that regardless of whether my eligible stock options were granted under the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan (the “Stock Plan”) or the Amended and Restated Smart Balance, Inc. Inducement Award Plan, all of the replacement options will be subject to the terms and conditions of the Stock Plan and that all of the replacement options will be nonqualified stock options for U.S. federal income tax purposes.

6.           I acknowledge that Smart Balance has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Offer.

7.           To remain eligible to surrender my eligible stock options for exchange in the Exchange Offer, I understand that I must be employed by Smart Balance or its subsidiary on the date the Exchange Offer commences and must remain employed by Smart Balance or its subsidiary through the date that the Exchange Offer expires. I understand that I must also remain eligible to participate in the Stock Plan through the date the Exchange Offer expires, when the replacement options will be granted.

8.           I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of Smart Balance or one of its subsidiaries. The terms of my employment with Smart Balance remain “at will” and unchanged.

9.           I understand that in accordance with Sections 6 and 14 of the Offer to Exchange document, Smart Balance may extend, terminate, and/or amend the Exchange Offer. In any such event, I understand that my eligible stock options surrendered for exchange but not accepted by Smart Balance will remain in effect with their current terms and conditions.

10.         I understand that my election to participate in the Exchange Offer is entirely voluntary, and I am aware that I may withdraw my decision to surrender my eligible stock options at any time until the Exchange Offer expires.  I understand that my election to surrender my eligible stock options will be irrevocable at 5:30 p.m., Eastern Time, on Wednesday, March 23, 2011, unless the Exchange Offer is extended.

11.           I hereby sell, assign and transfer to Smart Balance all right, title and interest in and to my eligible stock options as set forth on Schedule A, all of which I am surrendering for exchange.

12.            I understand that once I mark the “Exchange All My Eligible Stock Options Listed on Schedule A” box, the election applies to each of my eligible stock option grants set forth on Schedule A.

13.            I hereby represent and warrant that I have full power and authority to elect to surrender all of the eligible stock options set forth on Schedule A and that, when and to the extent such eligible stock options are accepted by Smart Balance (which will occur when the Exchange Offer expires if I validly surrender my eligible stock options for exchange), such eligible stock options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic employee, my spouse or registered domestic employee has no community or other marital property rights in the eligible stock options or replacement options, or my spouse or registered domestic employee has consented to and agreed to be bound by the election form. Upon request, I will execute and deliver any additional documents deemed by Smart Balance to be necessary or desirable to complete the exchange of all of my eligible stock options.

14.            I agree to all of the terms and conditions of the Exchange Offer as set forth in Offer to Exchange document, this election form, and the withdrawal form.

15.           I agree to sign and execute Smart Balance’s standard award agreement(s) with respect to my Replacement Options promptly after receiving such award agreement(s) from Smart Balance in accordance with the terms and conditions of the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number

Please return the entire election form including Schedule A.

Schedule A
Employee’s Eligible Options

Employee Name	Grant Date	Stock Option Type	Number of Eligible Stock Options	Original Exercise Price	Exchange Ratio	Number of Replacement Options

Please note that this schedule only lists those outstanding stock options held by you that are eligible for participation in the Exchange Offer.